Exhibit 99.1

FOR IMMEDIATE RELEASE

February 29, 2016

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: 214-721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO ATTEND BARCLAYS
MLP CORPORATE ACCESS DAY

DALLAS, February 29, 2016 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), announced today that Barry E. Davis, President and Chief Executive Officer, and Michael J. Garberding, Executive Vice President and Chief Financial Officer, will attend and meet with investors at the Barclays MLP Corporate Access Day. The conference will be held at the Crowne Plaza Times Square Manhattan in New York City on Tuesday, March 1.

A copy of the related presentation materials will be available on March 1, 2016, on the Investors page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, the STACK, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale, and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,800 miles of gathering and transportation pipelines, 18 processing plants with 3.8 billion cubic feet per day of processing capacity, and seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet, and equity investments in certain private midstream companies. Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

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